ARETE  INDUSTRIES, INC.
                   2305 CANYON BOULEVARD, SUITE 103
                        BOULDER, COLORADO 80302
                 Tel: (303) 247-1313  Fax: (303) 247-1315




                              April 30, 1999

Dear Stockholder:

You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Arete Industries, Inc. Friday, June 11, 1999 at 3:00 p.m. (MDT) at the offices of the corporation located at 2305 Canyon Blvd., Suite 103, Boulder, Colorado. Since we have very limited space at our offices, please notify us in advance of your intention to attend in person, so we may make appropriate accommodations. We look forward to this opportunity to update you on developments at Arete .

All stockholders are cordially invited to attend the Annual Meeting in person. However, whether or not you expect to attend the Annual Meeting in person, you are urged to mark, date, sign and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting. If you send in your proxy card and then decide to attend the Annual Meeting to vote your shares in person, you may still do so. Your proxy is revocable in accordance with the procedures set forth in the Proxy Statement.

Also, regardless of whether you plan to attend, in order to keep you better informed of developments within the Company and to help us update our records, please fill in the additional reply card included in your materials and return this postage prepaid card at your earliest convenience.


                                     Sincerely,


                                     Thomas P. Raabe
                                     Chairman




                         ARETE  INDUSTRIES, INC.
                     2305 CANYON BOULEVARD, SUITE 103
                            BOULDER, COLORADO 80302
                  Tel: (303) 247-1313  Fax: (303) 247-1315
                ______________________________________________________

                       NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD JUNE 11, 1999
                ______________________________________________________

To the Stockholders of Arete Industries, Inc.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Arete Industries, Inc. (the "Company") will be held at the offices of the corporation, located at 2305 Canyon Blvd., Suite 103, Boulder, Colorado, at 3:00 P.m., mountain daylight time, on Friday, June 11, 1999, for the following purposes:

1. To elect three directors to serve until the next annual meeting of Shareholders of the Company and until their successors have been duly elected and qualified.

2. To consider and adopt the proposed 1999 Omnibus Stock Option and Incentive Plan.

3. To ratify the continuation of Schumacher & Associates, Inc.,
Englewood, Colorado as independent public accountants to audit the financial statements of the Company for the fiscal year ending March 31, 1999.

4. To consider and act upon such other business as may properly come before the meeting or any adjournment thereof.

Only Stockholders of record at the close of business on April 27, 1999, are entitled to notice of and to vote at the meeting, or any adjournment thereof.

Stockholders unable to attend the Annual Meeting in person are requested to read the enclosed Proxy Statement and then complete and deposit the enclosed Proxy Card together with any power of attorney or other authority, if any, under which it was signed, or a notarized certified copy thereof, with the Company's transfer agent, American Securities Transfer & Trust, Inc. 938 Quail Street, Operations Center, Suite 101, Lakewood, Colorado 80215-5513, at least 48 hours (excluding Saturdays, Sundays and statutory holidays) before the time of the Annual Meeting or adjournment thereof or with the chairman of the Annual Meeting prior to the commencement thereof.

Unregistered Stockholders who received the Proxy through an intermediary must deliver the Proxy in accordance with the instructions given by such intermediary.

             BY ORDER OF THE BOARD OF DIRECTORS


                     _________________________________
                     Thomas P. Raabe, Chairman

                               IMPORTANT


THE PROXY STATEMENT WHICH ACCOMPANIES THIS NOTICE OF ANNUAL MEETING OF STOCKHOLDERS CONTAINS MATERIAL INFORMATION CONCERNING THE MATTERS TO BE CONSIDERED AT THE MEETING, AND SHOULD BE READ IN CONJUNCTION WITH THIS NOTICE.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AND SHAREHOLDER UPDATE CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE. IF A QUORUM IS NOT REACHED, THE COMPANY WILL HAVE THE ADDED EXPENSE OF RE-ISSUING THESE PROXY MATERIALS. IF YOU ATTEND THE MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                        THANK YOU FOR ACTING PROMPTLY





                            Arete Industries, Inc.
                        2305 CANYON BOULEVARD, SUITE 103
                              BOULDER, COLORADO 80302
                      Tel: (303) 247-1313 - Fax: (303) 247-1315


                                  PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS

June 11, 1999

Boulder, Colorado

This Proxy Statement is being furnished to stockholders of Arete Industries, Inc. (the "Stockholders") in connection with the solicitation of proxies by the Board of Directors of Arete Industries, Inc. (the "Company") for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the corporate offices of the Company located at 2305 Canyon Blvd., Suite 103, Boulder, Colorado, at 3:00 p.m., mountain daylight time, on Friday, June 11, 1998, and at any adjournments thereof for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice"). This Proxy Statement and the accompanying form of proxy are first being mailed to Stockholders on or about April 30, 1999. All costs of soliciting proxies will be borne by the Company.

The close of business on April 27, 1999, has been fixed as the record date for the determination of Stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. As of the record date, there were 273,155,516 shares of the Company's Common Stock, no par value (the "Common Stock"), issued and outstanding; 6,000 shares of the Company's Series A Convertible Preferred Stock ("Series 'A" Preferred Stock") that are entitled to vote the equivalent of 6,896,104 shares of Common Stock (the "Series A Common Stock Equivalents") and 13,125,000 shares of the Company's Series B Convertible Preferred Stock ("Series 'B' Preferred Stock") issued and outstanding that are entitled to vote the equivalent of 2,625,000 shares of Common Stock (the "Series B Common Stock Equivalents").

The presence, in person or by proxy, of one third of the outstanding shares of Common Stock and the Series A and B Common Stock Equivalents on the Record Date is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted towards a quorum. If a quorum is not present or represented by proxy at the Annual Meeting, the Stockholders present or represented by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present or represented by proxy. At any such adjourned Annual Meeting at which a quorum is present or represented by proxy, any business may be transacted that might have been transacted at the original Annual Meeting.

With respect to the election of directors, votes may be cast in favor or withheld. Directors are elected by a plurality of the votes cast at the Annual Meeting, and votes that are withheld will be excluded entirely from the vote and will have no effect. Stockholders may not cumulate their votes in the election of directors. The affirmative vote of a majority of the shares of Common Stock and the Common Stock Equivalents present or represented by proxy and entitled to vote at the Annual Meeting is required for approval of all of the proposals recommended by the board of directors. Abstentions will have the same effect as a vote against a proposal.

All shares represented by properly executed proxies, unless such proxies have been previously revoked, will be voted at the Annual
Meeting in accordance with the directions set forth on such proxies.

If no direction is indicated on proxies, the shares represented by such proxies will be voted (i) FOR the election of the nominees named herein, (ii) FOR the proposed 1999 Omnibus Stock Option and Incentive Plan; (iii) FOR continuation of the Company's independent public accountants as its auditors for the current fiscal year, and (iv) to transact such other business as may properly come before the meeting.

 	The enclosed proxy, even though executed and returned, may be revoked at any time prior to the voting of the proxy by one of the following methods: (a) the execution and submission of a revised proxy, (b) written notice to the Secretary of the Company, or (c) voting in person at the Annual Meeting.

                                  ANNUAL REPORT

A copy of the Company's Annual Report for the 9 month period ended December 31, 1998 on Form 10-KSB is being mailed with this Proxy Statement. The Annual Report does not form any part of the material for solicitation of proxies. Part III including Items 9 through 12 of Form 10-KSB have been incorporated by reference to information provided in this Proxy Statement, to which the reader's attention is directed. (See - Additional Information).

The Company will provide, without charge, a copy of its Annual Report on Form 10-KSB, including financial statements and exhibits thereto, upon written request to Fred Boethling, Secretary of the Company, at 2305 Canyon Boulevard, Suite 103, Boulder, Colorado 80302. The Company"s telephone number is (303) 247-1313 and its fax number is
(303) 247-1315.

                           MANAGEMENT PROPOSALS

                                ITEM  1

                          ELECTION OF DIRECTORS

Term of Office. The directors hold office until the next annual meeting of stockholders and/or serve until their resignation or their successors are duly elected and qualified. The Bylaws of the Company provide that the number of directors will be determined by the Board of Directors, but shall not be less than three (3) unless there are less than three shareholders, in which case there shall be as many directors as shareholders. Although the Board of Directors of the Company does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed Proxy will vote for the election of such person(s) as may be nominated by the Board of Directors. The Board of Directors has designated that for an indeterminate period the number of members will be reduced from five (5) to three (3) directors, and have proposed the following slate of nominees:

DIRECTOR NOMINEES

Thomas P. Raabe (45) Mr. Raabe has served as Chief Executive Officer and Director of the Company since May 1, 1998. Mr. Raabe formerly served as special securities and business counsel on specific projects from time to time for the Company since approximately 1994. Mr. Raabe has 17 years experience as an entrepreneurial attorney and business consultant, practicing law in Colorado and representing corporate clients in complex situations across the nation. As a solo practitioner, Mr. Raabe has specialized in securities transactions and compliance, entity formation and governance, business reorganizations, mergers and acquisitions, and technology protection and exploitation. Mr. Raabe has been a founder, director and/or counsel for a number of start-up and development stage companies including robotics, high-technology, durable medical equipment, advanced composites, optics, engineering, film entertainment and most recently, outdoor and extreme sports ventures. Mr. Raabe has been involved as special counsel for a number of public and private companies with the responsibility to design and execute corporate finance transactions, capital restructuring projects and corporate securities compliance for several Securities Exchange Act reporting companies. During 1995 and 1996, Mr. Raabe served as Chairman of the Board and Chief Executive Officer of Quality Products, Inc., a $35 million formerly AMEX listed company ("Quality") as a member of a team installed by a dissident shareholder group to remove management and turn around three operating subsidiaries. Mr. Raabe served as CEO and director of the parent as well as senior executive officer and director of the subsidiaries for a period of 12 months during which two of the three subsidiaries were determined not capable of rehabilitation and liquidated to pay down the secured creditor. The remaining subsidiary company, a manufacturer of hydraulic presses in Columbus, Ohio was Quality's only profitable operation and was preserved. One of this company's subsidiaries, a sports-related consumer products manufacturer filed and completed a Liquidating Plan of Reorganization under Chapter 11 of the U.S. Bankruptcy Code during Mr. Raabe's tenure there. Mr. Raabe completed the legal and transactional steps necessary and, in February, 1997,
left the company on its way back to profitability.   Mr. Raabe then
formed Boulder Sports, LLC to pursue acquisition and capital funding transactions, with principal focus on extreme and outdoor adventure sports related technologies and businesses. Mr. Raabe received his undergraduate degree in political science from the University of Denver and his Juris Doctorate from the University of Denver College of Law, in 1981. In addition, Mr. Raabe pursued a graduate degree in Mineral Economics jointly with his law degree and completed three semesters graduate course work and comprehensive examinations toward a doctorate degree from the Colorado School of Mines.

Thomas Y. Gorman   (41) Mr. Gorman is currently employed in Aurora,
Colorado as Chief Financial Officer of In-Store Media Systems, Inc.
In Store Media Systems, Inc. is in the business of distributing and redeeming packaged goods manufacturers' coupons. In-Store is a publicly traded company. From 1993 to 1998, Mr. Gorman was Director of Business Development for PAC Enterprises, Inc. which is involved in the building of beverage can manufacturing plants around the world. While at PAC Enterprises he coordinated the financing of turn-key and joint venture aluminum can manufacturing plants in Asia, Africa, South America, Eastern Europe and Russia. As an outside director Mr. Gorman will bring his extensive financial, business analysis and marketing expertise and contacts to help the Company's search for and evaluation of new business opportunities. Mr. Gorman earned his BA in Economics from DePauw University and his MBA from the University of Colorado.

Keith A. Talbot    (40) Mr. Talbot is Managing Member and Chief
Executive Officer of SourceOne Worldwide, LLC, a Colorado Limited Liability Company and is principally owned by Mr. Talbot.. Mr. Talbot is trained as an Industrial Engineer and prior to purchasing SourceOne from his former employer, was principally engaged as a turn-around expert. Mr. Talbot's company is engaged in printing, direct-mail, customer service, fulfillment, telemarketing and a broad range of marketing support services. Mr. Talbot's experience and present employment will be highly beneficial to the Company's current turn-around efforts. From 1996 to 1997, Mr. Talbot served as General Manager of AGI, a commercial printing company serving the entertainment, multi-media and cosmetics industry. From 1994 to 1996 Mr. Talbot was General Manager of Neodata a direct marketing services company in the publishing, consumer products and service industries. From 1991 to 1994 he was a Plant Manager for Avery Dennison a multi-billion dollar industrial products company where he was responsible for managing a $35 million operating budget and implementing a turnaround plan. Since 1980 he has served in similar capacities with Frito-Lay and Deere & Company. Mr. Talbot earned his BS degree in Industrial Engineering from the University of Michigan and his MBA from the University of Northern Iowa.

THE BOARD OF DIRECTORS HAS NOMINATED THE ABOVE-REFERENCED DIRECTORS FOR ELECTION BY THE STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE. THE ELECTION OF THESE DIRECTORS REQUIRES A PLURALITY OF THE VOTES CAST BY THE HOLDERS OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS.


                                 ITEM 2

       ADOPTION OF THE 1999 OMNIBUS STOCK OPTION AND INCENTIVE PLAN

The 1999 Omnibus Stock Option and Incentive Plan (the "Plan") was adopted by the Board of Directors effective April 1, 1999, subject to approval of the Stockholders. If approved by the Stockholders, the Plan will allow both qualified and non-qualified stock option grants and stock appreciation rights, restricted stock purchase rights, bonuses and performance awards, stock compensation in lieu of salary and dividend equivalents as determined by the Board of Directors, ("Board") or a committee, ("Committee") appointed by the Board of Directors to administer the Plan. A summary of the Plan is set forth below, and the full text of the Plan will be provided at the meeting or to shareholders making a request for a copy prior to the date of the meeting. The Company has designated approximately 30 Million shares to the Plan which will be reserved directors, management and for future grants to key employees, directors and consultants/advisors.

 Under SEC and IRS rules governing eligibility and administration, the plan will be administered by a committee of two disinterested directors, Mr. Gorman and Mr. Talbot, with Mr. Raabe serving as an alternate. In order to compensate the two committee members with eligible compensation, their compensation must be designated within the plan and approved by the shareholders at the meeting. The Board has designated that Mr. Gorman and Mr. Talbot each receive: (1) a qualified stock option to purchase $25,000 face value (or 2,500 shares at $ 10.00 liquidation and redemption price per share) of Class A Preferred Stock with an initial conversion rate into shares of Common Stock at $0.0088 per share commencing six months from the date of grant and expiring 2 years from each vesting date. The options will vest as to 1/2 of the total shares granted at the end of first six month's period and 1/4 of such shares for each fiscal quarter thereafter, if the director is still serving on the board of directors at the time of vesting; plus (2) common stock bonuses of 2,500,000 shares of the no par value common stock of the Company valued at $0.0077 per common share but to be issued upon approval of the plan by the shareholders, 1/4 of the total shares to be delivered at the end of each fiscal quarter provided such director is still serving on the board of directors at such time.

Eligibility. The Plan is open to key employees (including officers and directors), consultants of the Company and its affiliates ("Eligible Persons").

Transferability. Awards under the Plan are not transferable.

Changes in the Company"s Capital Structure. The Plan will not effect the right of the Company to authorize adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure. In the event of an adjustment, recapitalization or reorganization the award shall be adjusted accordingly. In the event of a merger, consolidation, or liquidation, the Eligible Person will be eligible to receive a like number of shares of stock in the new entity he would have been entitled to if immediately prior to the merger he had exercised his option. The Board or the Committee may waive any limitations imposed under the Plan so that all options are immediately exercisable.

Options and Sars. The Company may grant qualified and nonqualified incentive stock options and stock appreciation rights (SARS).

Option price.  Incentive options shall be not less than the greater of
(i)100% of fair market value on the date of grant, or (ii) the aggregate par value of the shares of stock on the date of grant. The Board or the Committee, at its option, may provide for a price greater than 100% of fair market value. The price for 10% or more Stockholders shall be not less than 110% of fair market value.

Duration. No option or SAR may be exercisable after the period of 10 years. In the case of a 10% or more Stockholder no incentive option may be exercisable after the expiration of five years.

Amount exercisable-incentive options. No option may be exercisable within six months from its date of grant. In the event an Eligible Person exercises incentive options during the calendar year whose aggregate fair market value exceeds $100,000, the exercise of options over $100,000 will be considered non-qualified stock options.

Exercise of Options. Options may be exercised by written notice to the Board or the Committee with:

(i) cash, certified check, bank draft, or postal or express money order payable to the order of the Company for an amount equal to the option price of the shares;

(ii) by surrender of stock owned by the Eligible Person at its fair market value on the date of exercise;

    		(iii) by cancellation of indebtedness owed by the Company to the Eligible Person;

(iv) with a full recourse promissory note executed by the Eligible
Person;

    		(v) any combination of the foregoing.

Sars. SARs may, at the discretion of the Board or the Committee, be granted under the Plan to permit the Eligible Person to receive a number of shares or a cash amount or a combination of cash and Shares based upon the Fair Market Value, book value or other measure determined by the Board or the Committee.

Restricted Stock Awards. The Board or the Committee may issue shares of stock to an Eligible Person subject to the terms of a restricted stock agreement. The restricted stock may be issued for no payment by the Eligible Person or for a payment below the fair market value on the date of grant. Restricted stock shall be subject to restrictions as to sale, transfer, alienation, pledge or other encumbrance and generally will be subject to vesting over a period of time specified in the restricted stock agreement. The Board or the Committee shall determine the period of vesting, the number of shares, the price, if any, of stock included in a restricted stock award, and the other terms and provisions which are included in a restricted stock agreement.

Award of Stock Payments. The Board or the Committee may award shares of stock to Eligible Persons who elect to receive such payments . The number of Shares will be determined by the Board or the Committee and may be based upon the fair market value, book value or other measure of the value of such shares on the date of the Award.

Amendment or Termination of the Plan. The Board or the Committee may amend, terminate or suspend the Plan at any time, in its sole and absolute discretion; provided, however, that to the extent required to qualify the Plan under Rule 16b-3 promulgated under Section 16 of the Exchange Act, no amendment that would (a) materially increase the number of shares of stock that may be issued under the Plan, (b) materially modify the requirements as to eligibility for participation in the Plan, or (c) otherwise materially increase the benefits accruing to participants under the Plan, shall be made without the approval of the Company"s Stockholders.

THE BOARD OF DIRECTORS HAS APPROVED THE ADOPTION OF THE PLAN AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSED PLAN. SUCH ADOPTION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.

                                    ITEM 3

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Schumacher & Associates, Inc., Englewood, Colorado has served as the Company's independent auditors since fiscal year ended March 31, 1995 and has been appointed by the Board to continue as the Company's independent auditors for the fiscal year ending December 31, 1999. In the event that ratification of this selection of auditors is not approved by a majority of the shares of Common Stock voting at the Annual Meeting in person or by proxy, the Board will reconsider its selection of auditors.

A representative of Schumacher & Associates, Inc. is expected to be present at the Annual Meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS HAS APPOINTED AND UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF SCHUMACHER & ASSOCIATES, INC. AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1999. RATIFICATION OF THE APPOINTMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF SHARES OF COMMON STOCK AND COMMON STOCK EQUIVALENTS PRESENT OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE ANNUAL MEETING.


                         ADDITIONAL INFORMATION

Identification of Directors and Executive Officers

The following table sets forth the names, ages, nature of all positions and offices held by all directors and executive officers of the Company as of the latest practicable date, and the period or periods during which each such director or executive officer served in their respective positions.

                                                                         Date of
                                                           Date of Election     Termination or
      Name                 Age           Positions Held     or Designation       Resignation
Thomas P. Raabe (1)        45          Chairman; CEO, Pres.    5/1/98              N/A
Thomas Y. Gorman (1)       38          Director                9/1/98              N/A
Keith A. Talbot (1)        40          Director                9/1/98              N/A
Steven E. Reichert         50          Director                9/1/98            4/21/99 (2)
Fred C. Boethling          52          Director                5/1/98            4/21/99 (2)
                                       CFO, Secy & Treas.

(1) Biographical information furnished in Item 1.
(2) Effective Date of Resignations.

Directorships and Family Relationships. None of the directors hold directorships in any other public companies. None of the directors (nominees) are related by way of family relationship to any of the other directors or officers of the Company.

Board of Directors, Committees and Meetings.   The board currently has
no specialized committees, although the Company's by-laws provide for the creation of such committees. The full board will operate as compensation and audit committee until the board is able to expand. The compensation committee will review all officer compensation and will manage employee benefit plans including the proposed 1999 Omnibus Stock Option and Incentive Plan. The auditing committee will be charged with monitoring and setting all accounting principals, reporting systems, internal accounting and bookkeeping procedures for the company and will oversee the activities of the company's outside independent auditors.

During the last fiscal year, there was one organizational meeting of the board of directors who acted otherwise by unanimous written consent.

 	Directors' Fees. Board Members who are also employees currently receive no fees or other compensation for their services as directors. Outside directors will receive a small fee for attending meetings and will be reimbursed their reasonable out of pocket expenses incurred in attending board and committee meetings. Each director will be eligible to receive options and other incentives from the 1999 Omnibus Stock and Incentive Plan more particularly described in disclosure set forth for Item No. 2 hereof. All directors are entitled to reimbursement for reasonable expenses incurred in attending such meetings.

	Compliance with Section 16(a) of the Exchange Act. The Company files its periodic and annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934, accordingly, directors, executive officers and 10% stockholders are not required under Section 16 of the Securities Exchange Act of 1934 to file reports of ownership and changes of ownership with the Securities and Exchange Commission.

	Biographical Information for Resigning Officers and Directors. The following information is provided as to two individuals who are resigning effective April 21, 1999.

Fred C. Boethling (52) Mr. Boethling has served as Chief Financial Officer, Secretary/Treasurer and Director of the Company since May 1, 1998. Mr. Boethling is Co-Managing Partner of Capstone Partners. Mr. Boethling's career is characterized by entrepreneurial initiative and employment of strict and fundamental business principals to the development of business enterprises. From 1989 to 1993, Mr. Boethling was President, CEO and Chairman of the Board of Directors of KLH Engineering Group, Inc, a NASDAQ-listed engineering services holding company. During this period, Mr. Boethling developed the in-house management systems and procedures, developed and managed the company's acquisition program, evaluated over 400 acquisition candidates and
completed 17 acquisitions.   From 1983 to 1988, Mr. Boethling was
Chairman of Sandstone Capital Corp., a private management consulting and investment firm specializing in start-ups. From 1979 to 1982, he was a co-founder, President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. Prior to that, for a period of eleven years, Mr. Boethling was employed by Cities Service Oil Co., a Tulsa, Oklahoma-based, NYSE-listed major oil company, first as an Engineer in Midland, Texas and then as Exploration Manager for Canada-Cities Service, Ltd., the Canadian subsidiary of Cities Service. Mr. Boethling graduated 1968 from the University of Minnesota with a Bachelor"s degree in engineering. Mr. Boethling is resigning to return to full time business and financial consulting for existing clients.

Steven E. Reichert (50) Mr. Reichert presently serves as a director and will not be standing for re-election due to substantial time commitments elsewhere. Mr. Reichert is Co-Managing Partner of Capstone Partners with Mr. Boethling. From 1991 to 1994, Mr. Reichert was associated with the international law firm of Popham, Haik, Schnobrich & Kaufman, Ltd. where he practiced in the area of securities and complex commercial litigation. Prior to that, Mr. Reichert was a founder and Senior Vice President and Director responsible for strategic planning, acquisitions and capital development for Sequal Corporation, a NASDAQ-listed, Denver-based telecommunications company. From 1979 to 1982, Mr. Reichert was a co-founder, Senior Vice President and Director of Hart Exploration & Production Co., a NASDAQ-listed independent oil and gas firm. From 1966 to 1979, Mr. Reichert was Vice President in charge of the Underwriting Department at Dain Bosworth, Inc. a regional investment banking firm. He is a member of the Board of Arbitrators for the National Association of Securities Dealers. Mr. Reichert earned his Juris Doctor degree (Cum Laude) from Hamline University School of Law and a BA in economics from the University of Minnesota.

Executive Compensation

Cash Compensation Table

	The following table sets forth the aggregate compensation paid by the Company for services rendered during the periods indicated:

                           SUMMARY COMPENSATION TABLE






Long Term

Compensation
                                 Annual Compensation
Awards         Payouts
      (a)          (b)       (c)          (d)        (e)        (f)        (g)       (h)      (i)
Name and        Year or                              Other      Restricted                   All Other
Principal       Period      $            $          Annual       Stock      Option/  LTIP    Compensation
Position        Ended       Salary        Bonus     Comp.       Awards      SAR's    Payouts     ($)
                                                                 ($)         (#)      ($)
Thomas P.       12/31/98   $60,000(1)                  $5,000(1)                              $75,000(2)
Raabe, CEO,
Chairman

Fred. C.        12/31/98   $20,000 (3)                                                        $75,000(2)
Boethling,
CFO, Dir.


Stephen E.      12/31/98   $15,000                                                             N/A
Cayou            3/31/98   $30,000                                                            $1,200(4)
Chairman,        3/31/97   $30,000                                                            $16,050(4)
President(3)



(1) Annual Salary of $90,000 or $7,500 per month has been paid exclusively in the form of common stock. Option granted for 5 million shares was below market by approximately 20% due to volume and price limitations as well as resale limitations. That option was granted and immediately exercised and is not disclosed elsewhere.
(2) Attributed at 1/3 of an earn-in incentive bonus of 20,000,000 restricted shares vested in October, 1998 valued at $0.0075, for assuming control to turn the company around.
(3) Annual Salary of $90,000 reduced to 1/3 or $30,000 via commitment of that amount of time, was paid exclusively with common stock.
(4) Mr. Cayou resigned May 1, 1998 and was paid severance pay in fye 12/31/98 of $15,000 in common stock. Attributed as one-half of the amount of a management fee of $32,100 paid to Liberty Capital by the Company during the pendency of the Bankruptcy Case, during fiscal year ended March 31, 1996, and one-half of the amount of a management fee of $2,400 paid to Liberty during fiscal year ended March 31, 1997.

	Termination of Employment and Change of Control Arrangement. Other than as set forth below, there are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in the Cash Compensation Tables set out above which would in any way result in payments to any such person because of his resignation, retirement or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company. Notwithstanding the foregoing, Messrs. Cayou and Skinner each received 588,235 shares of common stock as severance pay on their resignation effective May 1, 1998. Secondly, provisions are contained in the referenced Change in Control Agreement providing that through May 1, 1999, one year from the effective date of such agreement, in the event that Liberty Capital, Cayou, Skinner or any shareholders of the Company act to remove Messrs. Raabe and/or Boethling as management of the Company, the Company shall pay Raabe and Boethling a $500,000 break-up fee in cash or stock of the Company. In addition, should such an event happen during that year, the stock purchase agreement in which the Company has acquired its interest in Aggression Sports, Inc. can be unwound. The break-up fee would be adjusted by the fair market value of any securities issued to Boethling and Raabe. (See - Certain Relationships and Related Transactions, Subsequent Event). Also, pursuant to the employment agreements between the Company and Messrs Raabe and Boethling, provide for severance pay and vesting of benefits under circumstances of termination without cause.

Employment Contracts of Executives with Company.    Messrs.
Raabe and Boethling have employment contracts with the Company, executed in November of 1998 which provide for base annual salaries of $90,000 per year, plus vacation pay, standard employee benefits, reimbursement of business expenses including providing office, phone, secretarial assistance and other operating support. The term of the agreement is two years from the original date or any renewal date.
The agreements automatically renew for a successive two year period on each anniversary date of the agreement. The employment provides that accrued and unpaid salary or incentive pay can be taken in the form of Series A Preferred Stock and/or common stock. The employment agreements further provide for incentive and performance based compensation subject to good faith negotiation with the board of directors. The employment agreement incorporates certain terms of the referenced change in control agreement which provides that the employees will be paid success fees for closing transactions which either provide assets, revenue or relationships of substantial value to the Company, based on a modified Lehman's formula. Termination without cause prior to the termination of the agreement, results in vesting of all contingent benefits, stock options and mandates severance pay in the amount of unpaid, unaccrued salary remaining under the full term of the employment agreement. The executives have been granted a security interest in certain assets of the Company to secure this obligation.

Security Ownership of Certain Beneficial Owners and Management.

	The following tables set forth the shareholdings of the Company's directors and executive officers and those persons who own more than 5% of the Company's common stock as of April 20, 1999.

                  (a) Stock Ownership of Certain Beneficial Owners

          (1)               (2)                        (3)                    (4)
  Title of Class     Name and Address of       Amount and Nature of       Percent of Class
                       Beneficial Owner        Beneficial Ownership

Common Stock         Liberty Capital Corp.        17,866,714 Shares-
                     490 Orchard St., Golden,   Direct
                     Co. 80401                    55,000,000 Shares -
                                                Indirect (1)
                                                  Tot.  72,866,714              26.7%

Common Stock         Boulder Sports, LLC c/o      20,000,000 Shares -
                     2305 Canyon Blvd.,         Direct
                     Suite 103, Boulder,          87,385,075 Shares
                     Colorado 80302             Indirect (1)(2)
                                                  Tot.  107,385,075             39.3%

Common Stock of                                   1,250,000 Shares
Aggression Sports, Inc.                         Direct (3)                      56%


Common Stock         Voting Trust (1)             72,866,714 Shares -           26.7%
                                                Direct

Common Stock         Aggression Sports, Inc.      30,000,000 Shares
                                                Direct (3)
                                                  42,866,714
                                                Indirect(1)
                                                 Tot.  72,866,714               26.7%

Common Stock         Gary McMullen                14,518,361 Shares
                     8050 Ronson Rd             Direct
                     Suite 200                    15,606,639 Options (4)
                     San Diego, CA 92111         Tot. 30,125,000                11% Common
Class B Preferred                                 13,125,000 Sh. Dir.           100% of B

(1) Voting Trust including shares issued to Aggression Sports, Boulder Sports, LLC., Liberty Capital, Corp., Peter N. Hobbs, expires May 1, 1999, pursuant to the Change in Control Agreement of April 30, 1998, Thomas Y. Gorman, Voting Trustee c/o 2305 Canyon Blvd., Suite 103, Boulder, Co. 80302. Voting Trustee will vote these shares according to the wishes of the respective beneficial owners.
(2) Per agreement with the Company, Boulder Sports, LLC is given voting power over common shares issued on conversion of Class B Preferred and common stock issued to McMullen on payment of $100,000 investment subscription.
(3) Aggression Sports, Inc. is owned 44% by the Company and 56% by Boulder Sports, LLC until the Company infuses $100,000 cash into Aggression at which time it will control 54.5%. Mike Lowe has a contingent option to acquire 20% of Aggression under certain circumstances. At this time Boulder Sports, LLC is attributed beneficial ownership of the 30,000,000 shares of the Company that Aggression owns. These shares are also part of the voting trust.
(4) McMullen has the right to convert balance of outstanding Series B Preferred into 13,125,000 and has a pending subscription to purchase 2,481,639 shares of Common Stock. These shares are issued, are in escrow pending payment in full of subscription amounts.

                      (b) Stock Ownership of Management

          (1)               (2)                        (3)                    (4)
  Title of Class     Name and Address of       Amount and Nature of       Percent of Class
                       Beneficial Owner        Beneficial Ownership

Common Stock         Thomas P. Raabe            5,460,941 Shares Direct
                     c/o 2305 Canyon Blvd.,
                     Suite 103, Boulder,        92,385,075 Shares
                     Colorado 80302             Indirect(1)(3)
                                                Tot.  103,018,094 (2a)        37%

Ser. A Preferred.                                $45,000 face value


Common Stock         Fred Boethling             937,500 Direct*
                     c/o 2305 Canyon Blvd.,     87,385,075 Shares
                     Suite 103, Boulder, Co     Indirect(l)
                     80302                      Tot. 90,046,601 (2b)           32.8%

Ser. A Preferred                                $15,000 face value


Common Stock         Steven E. Reichert         250,000 direct
                     c/o 2305 Canyon Blvd.,     87,385,075 Shares
                     Suite 103, Boulder,        Indirect(l)                    32.1%
                     Colorado 80302             Tot. 87,635,075


Common Stock         Thomas Y. Gorman           250,000 direct(4)
                     c/o 2305 Canyon Blvd.,     Total  250,000                 Nil
                     Suite 103, Boulder, Co.
                     80302


Common Stock         Keith Talbot               250,000 direct(4)
                     c/o 2305 Canyon Blvd.,     Total  250,000                 Nil
                     Suite 103, Boulder,
                     Colorado 80302


Common Stock         All Officers and Directors
                     as a Group(3)              106,429,620                    38.9 %

(1) Aggregated with shares in voting trust and shares of McMullen proxied to Boulder Sports, LLC. Messrs. Raabe, Boethling and Reichert are co-owners of Boulder Sports, LLC. which is a participant in the Voting Trust, and share voting and investment power over the referenced securities of the Company held beneficially, directly and indirectly, by Boulder Sports, LLC (and shared with other parties to the Voting Trust) and are therefore shown as beneficial owners of the same securities. They are also therefore beneficial owners of the shares of Aggression Sports, Inc.
(2) Series A Preferred converts at the option of holder into common stock at 110% of the fair market value at the time of issuance or at the time of conversion, whichever is less. (a) Raabe: converts to 5,172,078; (b) Boethling 1,724,026.
(3) 5,000,000 shares attributable to Mr. Raabe from a Trust.
(4) Messrs. Gorman and Talbot each have been granted options to purchase 250,000 shares of common stock at $0.009 per share under the 1998 Omnibus Stock Option and Incentive Plan.

	Contractual Arrangements Regarding Changes in Control. There are no arrangements known to management, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in the control of the Company. Pursuant to terms of the Series A Preferred, in the event that either, dividends are not paid or the stock is not redeemed within 12 months from the date issued, holders of Series A Preferred entitled by virtue of the Company's default of such provision, may call a special shareholders' meeting and elect a majority of the board of directors until such dividends are brought current or the shares are redeemed in full, plus accrued dividends.

	Compliance With Section 16(a) of the Exchange Act. The Company files reports under Section l5(d) of the Securities Exchange Act of 1934; accordingly, directors, executive officers and 10% stockholders are not required to make filings under Section 16 of the Securities Exchange Act of 1934.

Certain Relationships and Related Transactions.

Transactions with Management and Others.

	Liberty Capital and the Company were parties to an equipment lease of certain equipment acquired by Liberty Capital from a secured creditor of the Company. The terms of the agreement provided for 24 monthly payments of $1,400 commencing May 1, 1995. Effective April 1, 1997, the Company purchased the equipment subject to this lease for $42,800 and repaid back lease payments of $23,200 in exchange for 4,640,000 shares of the Company's common stock valued by the Board of Directors at $0.015 per share.

	During the year ended March 31, 1998, the Company repaid cash advances made by Liberty in the amount of $235,596 with a total of 15,706,380 shares of the Company's common stock. Such stock was valued by the Board of Directors at $0.015 per share.

	During the nine month period ended December 31, 1998, the Company issued 30 million shares valued at $150,000 to a new company formed pursuant to the Change in Control Agreement, Aggression Sports, Inc. ("Aggression") for a 44% equity interest (1,000,000 shares) and agreed to purchase $100,000 in additional common stock (500,000 shares) of Aggression to acquire a controlling interest. The majority of shares of Aggression are owned by Boulder Sports, LLC., an entity controlled by the Company's CEO and CFO. Additionally, on May 1, 1998 the Company issued 20,000,000 to Boulder Sports, LLC as nominee for the two executive officers as contingent compensation for meeting certain benchmarks set forth in the referenced Change in Control Agreement. Those shares vested by act of the board of directors on October 30, 1998. Also, per the Change in Control Agreement, the Company issued 10 million common shares to the general manager contingent on his remaining in the employ of the Company. This individual resigned prior to vesting of 5 million of these shares and they were returned and cancelled.

	During the nine month period ended December 31, 1998, the Company entered into an agreement with the holder of the Class B Preferred Stock to convert the shares into common stock. The Company agreed to modify the conversion price from $0.125 per share to $0.025 per share and to convert the B Preferred as and in the same proportion as, the holder paid a subscription to purchase 17 million restricted common shares for $100,000 cash. This agreement is being completed with the assistance of the CEO to locate non-affiliated buyers for the shares issuable on conversion of the Preferred on behalf of the holder. To date, the Company has received $85,400 in proceeds from the Preferred holder, and has issued 14,518,361 shares to the holder and issued 15,275,000 shares of common on conversion of the B Preferred. (See - Note 6 to Financial Statements).

	In August of 1998, the CEO was issued and exercised an option to purchase 5 million shares of common stock for $25,000, the proceeds of which funded a certificate of deposit which was pledged as collateral to a working capital line of credit issued to the Company.
Additionally, an affiliate of the CEO pledged a $25,000 Certificate of Deposit against $25,000 additional credit on the referenced working capital line of credit, for the Company. The Company issued 5 million shares to the affiliate, 2.5 million shares as collateral for return of the $25,000 CD, and the balance as prepaid interest on the loan.
(See Note 9 to Financial Statements).

	Pursuant to the Change in Control Agreement, Messrs. Raabe and Boethling are entitled to be paid transactional fees for completing successful transactions on behalf of the Company including capital funding transactions, acquisitions including mergers, asset purchases and acquisitions by reverse merger or share for share exchange. The fees are a Lehman's formula based on the aggregate gross value of the transaction payable in cash and/or securities at the option of the Company. Also, Messrs. Raabe and Boethling were paid a management fee of $60,000 in the form of registered common stock for six months ending November 1, 1998. On November 1, 1998 employment agreements were executed between the Company and Messrs. Raabe and Boethling.
The Company pays a monthly office stipend of $1,500 to Messrs. Boethling and Raabe for their offices in Boulder, which they share partially with the Company.

	Pursuant to the Change in Control Agreement, Messrs. Raabe and Boethling are entitled to a break-up fee of $500,000 in the event that either former management or shareholders remove them from office or otherwise impair their ability to execute the turn-around for a period of 1 year from the date of the agreement. The Company granted Messrs. Raabe and Boethling a senior secured position in all assets and equipment of the Company to cover this contingency. Additionally, after 1 year from the inception date of the agreement, in the event that Messrs. Raabe and Boethling are removed from office or as directors of the Company, they will have the right to acquire the shares of Aggression held by the Company or to put their Aggression shares to the Company at their fair market value.

Subsequent Events.

Subsequent to December 31, 1998, the Company closed down its operations in Iowa and moved the operations to Colorado. Also, subsequent to December 31, 1998, the Company issued 4,625,000 registered common shares to the Company's CEO and 937,500 shares to the Company's CFO in consideration of the declining value of the Company's Common Stock. Also, during the period ended December 31, 1998, as required in the employment agreements of Messrs. Raabe and Boethling, the board of directors authorized a Series A Preferred Stock to be reserved for issuance to employees and consultants for compensation. Subsequent to December 31, 1998, the Company issued $45,000 in face value of the Series A Preferred to the Company's CEO and $15,000 in face value to the Company's CFO, in lieu of salary for the 6 month period from, November 1, 1998 through April 30, 1999.

Also, subsequent to December 31, 1998, the Company entered into a Joint Venture agreement with an unaffiliated third party to outsource its current print and direct mailing requirements during an interim period of approximately 6 months. During this interim period, the Company has undertaken to raise funds to purchase commercial pre-press and printing and finishing equipment to outfit a full scale commercial printing operation to handle the Company's needs along with those of the Joint Venture Partner and new business generated internally by the new printing company. Upon funding and acquisition of equipment, the Company will own the new printing company and the joint venture partner will have a 20% earn-in right provided it meets certain required levels of usage.

Also, subsequent to December 31, 1998, the compensation committee granted stock options to purchase 16 million shares of common stock at $0.009 per share and 7,500,000 share common stock bonuses to the Company's CEO and two outside directors for a total of 23,500,000 shares. The options to the outside directors vest 1/2 after six months from the date of grant and 1/4 of such shares at the end of each calendar quarter thereafter.

COST OF SOLICITATION

The Company will bear the cost of the solicitation of proxies from its stockholders. In addition to the use of mail, proxies may be solicited by directors, officers and regular employees of the Company in person or by telephone or other means of communication. The directors, officers and employees of the Company will not be compensated additionally for the solicitation, but may be reimbursed for out-of-pocket expenses in connection with this solicitation. Arrangements are also being made with brokerage houses and any other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of the Company"s Common Stock, and the Company will reimburse such brokers, custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.

OTHER MATTERS

Management is not aware of any other matters to be presented for action at the Annual Meeting. However, if any other matter is properly presented, it is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on such matters.


BY ORDER OF THE BOARD OF DIRECTORS


By:    Thomas P. Raabe
Chief Executive Officer

April 30, 1999